EXHIBIT 10.2

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

            This Non-Competition and Non-Solicitation Agreement (this "Agreement") is made and entered into this 24th day of February, 2006 (but effective as of January 1, 2006) by and between ITLA Capital Corporation (the "Company") and George W. Haligowski, Jr. (the "Executive").

            WHEREAS, the Executive has served as the Chief Executive Officer and Chairman of the Board of Directors of the Company since its inception and of Imperial Capital Bank ("Imperial"), the Company's banking subsidiary, since July, 1992;

            WHEREAS, the Executive has a significant ownership position in the Company by virtue of his ownership of shares and options to acquire shares;

            WHEREAS, the Executive stands to derive significant economic benefit from a Change in Control (as hereinafter defined) by virtue of his ownership of a significant number of shares, and options to acquire a significant number of shares, of the Company;

            WHEREAS, the Executive has during his employment developed substantial and critical business and customer relationships on behalf of Imperial, and acquired substantial knowledge of Imperial's trade secrets and know-how concerning Imperial's business;

            WHEREAS, the Board of Directors believes a non-competition agreement with Executive is necessary to protect the goodwill value of the Company and Imperial in the event of a Change in Control, as competition from the Executive would be highly detrimental to the business of the Company and Imperial;

            WHEREAS, the Board of Directors and Executive believe that this Agreement will benefit Executive, the Company and Imperial in helping to realize full value for the Company and Imperial in a Change in Control; and

            WHEREAS, the Compensation Committee of the Board of Directors and the Executive have bargained at arms length as to the terms of this Agreement, including the consideration to be paid hereunder, and Executive has entered into this Agreement, freely, knowingly, and voluntarily.

            NOW, THEREFORE, in consideration of the foregoing, and of the respective covenants and obligations of the parties herein, it is AGREED as follows:

            1.            Definitions.

                        The term "Change in Control" means the sale of the Company or Imperial by asset sale, merger, consolidation, stock exchange, or otherwise, pursuant to which (1) at least majority control of the Company or Imperial is acquired by the acquiror and (2) in the case of the sale of the Company, all or a significant portion of the shares of stock (and option rights) of the Executive are exchanged for cash or securities of the acquiror or a parent of the acquiror (including in the case of options, cash in cancellation thereof or new options in substitution thereof) and (3) in the case of the sale of Imperial, the net proceeds from such sale are distributed to the stockholders of the Company pro rata in accordance with their respective interests (subject to a portion of the net sale proceeds, if applicable, being allocated to outstanding options of the Company).

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            (b)            The term "Date of Termination" means the date upon which the Executive's employment with the Company and Imperial ceases for any reason in connection with or following a Change in Control.

            (c)            The term "Restriction Period" means the three year period next following the Date of Termination.

            2.            Executive hereby covenants and agrees that he shall not:

                        (a)            during the Restriction Period, become an officer, employee, consultant, director or trustee of, or provide services, directly or indirectly, in any capacity whatsoever to, any financial institution, including but not limited to, any bank, savings bank, savings and loan association, credit union, or other depository institution whose deposits are insured by any governmental authority, or any holding company or affiliate thereof, that has consolidated government insured deposits in excess of $1 Billion in the State of California or generates more than 10% of its consolidated revenue from activities in the State of California (collectively, a "Financial Institution"), excluding the Company and its subsidiaries or affiliates;

                        (b)            during the Restriction Period, engage in the sale or marketing of any financial institution products or services, insurance products, investment products, investment advisory services or investment brokerage services that are specifically targeted to customers (depositors and/or borrowers) of Imperial on the day next preceding the Date of Termination and/or customers (depositors and/or borrowers) of the successor buyer (if it is a government insured depository institution) or any depository institution subsidiary of the successor buyer (whose deposits are insured by any governmental authority) as of the day next following the Date of Termination;

                        (c)            during the Restriction Period, solicit or recruit any officer or employee of the Company or any of its subsidiaries or affiliates, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of, or person or entity (including but not limited to customers and vendors) doing business with, the Company or any of its subsidiaries, to terminate his, her or its employment or business relationship with the Company or any of its subsidiaries or affiliates;

                        (d)            during the Restriction Period, provide any information, advice or recommendation with respect to any officer or employee of the Company or any of its subsidiaries or affiliates to any Financial Institution, or any entity or person engaged in the sale or marketing of insurance products, investment products, investment advisory services or investment brokerage services, or any direct or indirect subsidiary or affiliate of such entity or person, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any such officer or employee to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, such other entity or person; or

                        (e)            during the Restriction Period, directly or indirectly (whether alone or acting in consent with others) become the beneficial owner of outstanding capital stock or equity ownership interest in any Financial Institution other than the Company or a successor in interest to the Company or Imperial, except that nothing herein shall preclude the Executive from owning not more than 1% of the outstanding capital stock or equity ownership interest in any entity which is publicly traded at the time of his investment.

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            3.            In consideration of the covenants and obligations of the Executive under paragraph 2 above, and subject to his compliance with such covenants and obligations, the Company shall pay the Executive $1.7 million during the first year of the Restriction Period, $1.1 million during the second year of the Restriction Period, and $700,000 during the third year of the Restriction Period, but subject to adjustment if this Agreement is extended by the Company as provided in Paragraph 6 below. All payments shall be made in monthly installments during the Restriction Period with the first monthly installment to be paid on the first day of the month next following the Date of Termination and all subsequent monthly installment payments to be made on the first day of each month thereafter. Time is of the essence for the making of monthly installment payments to the Executive.

            4.            If the Restriction Period should be adjudged to be unreasonable by any court of competent jurisdiction in an action initiated by the Executive, then the court making such judgment shall have the power to reduce the period of time by such number of months as is required so that such restriction may be enforced for such time as is adjudged to be reasonable. To the extent the time period is reduced, the consideration set forth in paragraph 3 above shall be correspondingly reduced. Similarly, if any other portion of paragraph 2 above, or any other provision of this Agreement, is adjudged to be unreasonable or unenforceable by any court of competent jurisdiction, then the court making such judgment shall have the power to, and shall, reduce such scope or restriction so that it shall extend to the maximum extent permissible under the law and no further.

            5.            The Executive acknowledges that the restraints placed upon him under paragraph 2 of this Agreement are fair and reasonable under the circumstances, that he is being adequately compensated for such restraints, and that if he should commit a breach of any of the provisions of paragraph 2 of this Agreement, the Company's and/or Imperial's (or the successor buyer's) remedies at law would be inadequate to compensate it for its damages. The parties agree that in the event of any breach by the Executive of any of the provisions of paragraph 2 of this Agreement, the Company and/or Imperial (or the successor buyer) shall be entitled to (a) injunctive relief and (b) such other relief as is available at law or in equity including, without limitation, forfeiture of all future payments to be made to the Executive under paragraph 3 above and repayment by the Executive of 200% of the payments made to the Executive under paragraph 3 above after the date of such breach. In the event of any legal action between the Executive and the Company and/or Imperial (or the successor buyer) under this Agreement, the prevailing party in such action shall be entitled to recover reasonable fees and disbursements of his or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action from the other party. Moreover, if the Executive has violated any of the provisions of paragraph 2 above, the Company's and/or Imperial's (or the successor buyer's) right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which the Executive will be required to comply with the violated provisions thereof, which period of time shall not be less than the period of time the Executive was in violation of said provisions of paragraph 2 above. If the Company and/or Imperial (or the successor buyer) is required in any injunction proceeding to post a bond, the parties agree that it shall be in a nominal amount.

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            6.            This Agreement shall terminate on the earliest of (a) the death of the Executive (except if death occurs during the Restriction Period, any monthly installment payments that became due prior to the date of death which have not been paid shall be paid to the Executive's estate), (b) the cessation of the Executive's employment with the Company and Imperial at least six months prior to a Change in Control (with any termination of employment occurring within six months of a Change in Control being deemed to have occurred in connection with such Change in Control), and (c) December 31, 2010 if a Change in Control has not occurred by such date; provided, however, this Agreement may be automatically extended by the Company for an additional five year period under subpart (c) above at any time prior to December 31, 2010 by the Company executing an amendment to this Agreement and delivering it to the Executive, which amendment shall provide that the consideration to be paid to the Executive pursuant to paragraph 3 above shall be equal to a percentage of the Executive's average annual total cash compensation (inclusive of any compensation voluntarily deferred by the Executive) from the Company and Imperial during the two fiscal years of the Company immediately preceding the date of the amendment (the "Average Annual Compensation") as set forth below:

                        (a)            120% of the Average Annual Compensation during the first year of the Restriction Period;

                        (b)            70% of the Average Annual Compensation during the second year of the Restriction Period; and

                        (c)            40% of the Average Annual Compensation during the third year of the Restriction Period.

            7.            This Agreement shall be governed by the laws of the State of California.

             8.            This Agreement represents the entire agreement between the Company and the Executive concerning its subject matter and may not be modified except as provided in paragraph 6 above or by a written agreement signed by the parties.

            9.            This Agreement may be executed in counterparts, each of which shall be deemed an original.

            10.            This Agreement shall be binding upon the parties and the successors in interest to the Company and inure to the benefit of the parties, Imperial and the successors in interest to the Company and/or Imperial.

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              This Agreement has been executed by the parties as of the day and year first above written.

ITLA CAPITAL CORPORATION		EXECUTIVE
By:	/s/Jeffrey Lipscomb Jeffrey Lipscomb	By:	/s/George W. Haligowski George W. Haligowski
Its:	Member of the Board of Directors Chairman of the Compensation Committee		Executive
ITLA CAPITAL CORPORATION

By:	/s/Hirotaka Oribe Hirotaka Oribe
Its:	Member of the Board of Directors and the Compensation Committee
ITLA CAPITAL CORPORATION

By:	/s/Timothy Doyle Timothy Doyle
Its:	Managing Director and Chief Financial officer

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